PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is by and among AEI INCOME & GROWTH FUND 25, LLC, a Delaware limited liability company (“Seller”) and OPUS REAL ESTATE LLC, an Illinois limited liability company, or its assigns (“Buyer”). Seller desires to sell, and Buyer desires to purchase, all of Seller’s right, title and interest in that certain real property consisting of approximately 2.07 acres and the improvements thereupon located at 1016 North Route 59, Aurora, Illinois 60504, as more particularly described on Exhibit “A” attached hereto, together with all rights whatsoever related thereto if any, including, riparian, oil, gas, and mineral rights, privileges, easements, interests, and appurtenances thereto (collectively, the “Property”), and all of Seller’s right, title and interest in the Lease, as that term is defined hereinafter. The date on which last party hereto executes this Agreement is hereafter referred to as the “Effective Date”.

In consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto covenant and agree as follows:

  Property. The Property to be sold by Seller to Buyer in this transaction consists of an undivided 100% fee interest in the Property which is subject to the rights of Tenant under the Lease. Seller owns no interest in any personalty with respect to the Property.

  Lease. The Property is being sold subject to an existing lease of the Property memorialized by that Merged and Restated Lease dated December 21, 2007, as amended by that First Amendment to Merged and Restated Lease dated March 23, 2020, as further amended by that Rent Deferral Agreement dated June 4, 2020, each of the foregoing by and between Seller and Sterling Jewelers Inc., a Delaware corporation (“Tenant”), and as further amended by that Notice to Exercise Tenant’s First Renewal Term dated November 12, 2024 by Tenant (collectively, the “Lease”). Seller agrees to assign to Buyer, and Buyer agrees to assume from Seller, all right, title, and interest of Seller in and to the Lease.

  Purchase Price. The Purchase Price for the Property and the assignment of the Lease is Three Million Two Hundred Fifty Thousand and 00/100 Dollars ($3,250,000.00) (the “Purchase Price”). If all conditions precedent to Buyer’s obligations to purchase have been satisfied, Buyer shall deposit the Purchase Price with the Escrow Agent (as defined below) on or before the Closing Date (as hereinafter defined).

  Terms. The Purchase Price shall be paid by Buyer as follows:
    Within three (3) business days of the Effective Date of this Agreement, Buyer will deposit Sixty-Two Thousand and 00/100 Dollars ($62,000.00) (the “Earnest Money”) into an escrow account with First American Title Insurance Company, 1380 17th Street, Denver, Colorado 80202, Attn: Kristine Rosenthal; phone number: (303) 876-1112; email: krosenthal@firstam.com (the “Title Company” or “Escrow Agent”). Upon expiration of the Review Period (as defined below), the Earnest Money shall become non-

refundable except as explicitly set forth herein. The Earnest Money shall be credited against the Purchase Price when and if escrow closes and the sale is completed.

  Buyer will deposit the balance of the Purchase Price into escrow in sufficient time to allow escrow to close on the Closing Date.

  Due Diligence and Access to the Property. Within three (3) business days of Buyer’s deposit of the Earnest Money with Escrow Agent, Seller shall provide, to the extent such items are in its possession or control, the items listed on Exhibit “B” (“Seller’s Materials”). Seller’s Materials are provided for informational purposes only. Seller’s Materials shall not be re-issued for reliance by Buyer or any person nor shall Seller make any assignment of or further representations concerning Seller’s Materials for reliance by Buyer or any person. Buyer shall not be entitled to rely upon any Seller’s Materials without the express written consent of Seller and the vendor or party issuing or preparing the applicable Seller’s Materials.

  Buyer will have thirty (30) days from the Effective Date (the “Review Period”) to conduct all of its inspections and due diligence and satisfy itself regarding the Property and this transaction. Buyer may, in its sole and absolute discretion, terminate this Agreement by delivering a termination notice to Seller prior to the expiration of the Review Period, in which event the Earnest Money shall be refunded to Buyer by the Title Company in accordance with its normal procedures. Buyer agrees to indemnify and hold Seller harmless for any loss or damage to the Property or injuries to or deaths of persons caused by Buyer or its authorized agents arising out of such physical inspections of the Property, and this indemnity shall survive Closing or termination of this Agreement for the greater of twelve (12) months or until expiration of any statutory period of limitations regardless of the presence of insurance coverage or the lack thereof.

  Subject to the indemnification obligations stated above, Buyer or Buyer’s agents shall have the right to enter and inspect the Property, and all aspects pertaining to the Property (including, but not limited to, the financial, physical, economic, marketability, leasing, occupancy and zoning, environmental condition, soil analysis, core drilling, environmental tests, architectural, and engineering survey of the Property). If this Agreement is terminated by Buyer in accordance herewith, then Buyer shall cause copies of any environmental site assessments, property condition reports, and any reports or assessments related to Buyer’s inspection of the Property to be delivered to Seller upon Seller’s request with reimbursement to Buyer for one-half of the expense incurred for such reports unless Buyer is contractually required to provide a copy of such report or due diligence materials pursuant to this Agreement. Seller’s contact for coordination of inspections at the Property during the Review Period is: Stacy McMahon, smcmahon@aeifunds.com (“Seller’s Inspection Representative”). Buyer’s right to enter upon and inspect the Property (including Seller permitting access to the roof of the Property) between the Effective Date and the Closing Date shall be in accordance with the following terms and conditions:
    This Agreement has not been terminated.
    Buyer shall promptly restore the Property to substantially the same condition that existed prior to Buyer’s entry and inspection of the Property and Buyer hereby indemnifies Seller against and holds Seller harmless from any claims, liens, causes of action, or obligations by persons or entities not a party to this Agreement which arise out of or are in any way related to Buyer’s activities at the Property before Closing, including without limitation, Seller’s direct costs, out-of-pocket expenses and reasonable attorney’s fees incurred in connection with defending against or clearing Seller’s title to the Property of such claims, liens, causes of actions or obligations as well as personal injury, death and property damage; provided, the foregoing indemnity shall not indemnify the Seller against any such loss due to its own malfeasance, or to the extent of liability arising solely from gross negligence or willful misconduct of Seller, or from any liability resulting merely from the fact that Buyer’s investigations identify environmental matters, structural defects, or other adverse conditions affecting the Property that were not created or exacerbated by Buyer or its activities. In the event of any liability on the part of Buyer pursuant to the foregoing indemnity, said liability shall not be subject to the limitations on Seller’s remedies nor shall the amounts for which Buyer is liable under said indemnity be included in or limited by the liquidated damages referred to herein at Section 17. The foregoing indemnity shall survive the Closing or any early termination of this Agreement for one (1) year but as to personal injury for the statutory period of limitation.

  Until Closing Buyer shall (i) keep all information contained in the studies and reports pertaining to the Property (whether prepared by or on behalf of Seller or Buyer) confidential, and not disclose or reveal such information, reports, or studies to any other person except the agents, lawyers, investors, prospective tenants, prospective lenders, or other advisors who may be engaged to assist with the transaction described herein, who are associated with or advising Buyer in the acquisition or employees of Buyer who are actively involved in the evaluation of the acquisition of the Property; and (ii) not use any such information for any purpose other than in connection with the evaluation of the acquisition of the Property.

  Any on-site inspections or testing of the Property shall be conducted upon at least twenty-four (24) hours’ prior written notice to Seller’s Inspection Representative and coordinated with Seller’s Inspection Representative. Buyer agrees (a) that prior to entering the Property to conduct any inspection, Buyer shall obtain and maintain, or shall cause each of its contractors and agents to maintain general liability insurance from an insurer reasonably acceptable to Seller in the amount of One Million Dollars ($1,000,000.00) with combined single limit for personal injury or property damage per occurrence, which insurance shall provide coverage against any claim for personal injury or property damage caused by Buyer or its agents, representatives or consultants in connection with any such tests and investigations, and (b) to keep the Property free from all liens and encumbrances. All inspections and testing shall occur at reasonable times agreed upon by Seller and Buyer and shall be conducted so as not to interfere unreasonably with ownership of the Property by Seller or use by Tenant. If Buyer decides to do any invasive testing at the Property, Buyer shall do so only after notifying Seller and obtaining Seller’s prior written consent thereto, as well as providing Seller with a complete copy of any underlying environmental site assessment report or other report recommending such invasive testing at Buyer’s sole cost and expense, which consent may be subject to any reasonable terms and conditions imposed by Seller at its sole discretion but otherwise consent shall not be unreasonably withheld, conditioned, or delayed. Seller shall cooperate with Buyer in its due diligence but shall not be obligated to incur any liability or expense in connection therewith. Buyer shall not contact Tenant at the Property without obtaining Seller’s prior written consent.

Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Buyer in connection with the transaction contemplated hereby. Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (i) any environmental or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only,
(ii) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

If this Agreement is terminated for any reason, Buyer shall, within five (5) business days following such termination, (a) deliver to Seller or destroy (i) all Seller’s Materials, and (ii) any other documents or materials relating to the Property delivered to Buyer by Seller prior to the date this Agreement is so terminated, and (ii) deliver to Seller (at no cost to Seller) copies of all reports, studies, documents and materials obtained by Buyer from third parties in connection with its investigations of the Property during the Review Period (excluding confidential or privileged materials, financial and proprietary internal analyses and reports, and materials pertaining to the planned development of the Property).

The terms of this Section 5 shall survive any termination of this Agreement.

  Other Terms.
    Termination. Buyer may cancel this Agreement before the expiration of the Review Period for any reason in its sole discretion by delivering a cancellation notice to Seller and Escrow Agent prior to the expiration of the Review Period in which event the Earnest Money shall be immediately returned to Buyer. If this Agreement is not cancelled as set forth above, the Earnest Money shall be non-refundable unless Seller shall default hereunder, Seller fails to deliver title to the Property as otherwise required by this Agreement at Closing or in the event of a casualty or condemnation subject to the provisions of Section 19 below.

If Buyer cancels this Agreement before the expiration of the Review Period, as permitted under this Section, except for any escrow cancellation fees charged by the Title Company and any liabilities under this Section 6 and those provisions stating otherwise (which will survive), Seller (after execution of such documents reasonably requested by Seller to evidence the termination hereof) shall return to Buyer its Earnest Money and Buyer will have absolutely no rights, claims or interest of any type in connection with the Property or this transaction, regardless of any alleged conduct by Buyer, Seller or anyone else.

If Buyer fails to close this transaction at no fault of Seller, Buyer will be irrevocably deemed in default of this Agreement. Upon default by Buyer, Seller, as its sole remedy, shall be to retain the Earnest Money and declare this Agreement null and void, in which event Buyer will be deemed to have cancelled this Agreement and relinquished all rights in and to the Property.

  Estoppel. In accordance with the Lease, Seller will request an estoppel certificate from Tenant as to the subject matter set forth in the Lease (the “Estoppel”). Seller shall make such request of Tenant within three (3) business days after Buyer’s deposit of the Earnest Money with the Title Company and written confirmation of the same. It is not a default hereunder by Seller if Seller is unable to obtain the Estoppel from Tenant. Receipt of the Estoppel is a condition of Closing only and is not a reason for, and shall not cause, any extension of the Review Period.

  Financing Contingency. Notwithstanding the foregoing with respect to the Review Period, Buyer shall have forty-five (45) days following the Effective Date to secure any necessary financing (the “Financing Contingency Period”). The Financing Contingency Period shall commence and run concurrently with the Review Period. Buyer may cancel this Agreement before the expiration of the Financing Contingency Period, in the event of Buyer’s failure to secure necessary financing for the contemplated purchase of the Property, by delivering a cancellation notice to Seller and Escrow Agent prior to the expiration of the Financing Contingency Period, in which event the Earnest Money shall be refunded to Buyer by the Title Company in accordance with its normal procedures. If this Agreement is not cancelled as set forth herein, the Earnest Money shall be non-refundable unless Seller shall default hereunder, or in the event of a casualty or condemnation subject to the provisions of Section 19.

  Closing Date. Escrow shall close (the “Closing”) on or before fifteen (15) days following the expiration of the Financing Contingency Period (the “Closing Date”), unless the parties mutually agree otherwise.

  Escrow. Escrow shall be opened by Seller upon execution of this Agreement by both parties. A copy of this Agreement will be delivered to the Title Company and will serve as escrow instructions together with the Title Company’s standard instructions, any additional instructions required by Seller and/or Buyer or their respective counsels, and any additional instructions required by the Title Company to clarify its rights and duties. The parties agree to sign such additional instructions. If there is any conflict between such other instructions and this Agreement, this Agreement shall control.

  Title. Within two (2) business days after the date that the Earnest Money is paid to the Title Company, Seller shall request that the Title Company prepare, at Seller’s expense, a title insurance commitment, along with delivery of the underlying documents encumbering title to the Property including any easement or declarations/CAM for issuance of an Owner’s Title Insurance

Policy (collectively, the “Title Commitment”). Closing will be conditioned on the agreement of the Title Company to issue an Owner’s Title Insurance Policy, dated as of the Closing Date, in an amount equal to the Purchase Price, with extended coverage over the general exceptions normally contained in an owner’s title insurance policy to be obtained at Buyer’s expense, insuring that Buyer will own insurable fee simple title to the Property subject only to the Permitted Title Exceptions, as defined herein.

  Survey. Buyer may, at its sole expense, order and obtain an updated survey of the Property and Buyer shall place the order for preparation of an updated survey within three (3) business days of the Effective Date (the “Updated Survey”) with a courtesy copy provided to Seller. Buyer hereby acknowledges that if Buyer desires to remove the survey exception from the Title Commitment, it shall be Buyer’s responsibility to obtain such updated survey. Seller shall have no obligation to execute any “no change” or equivalent affidavit with respect to the existing survey of the real property, nor shall Seller have any obligation to make any representations or warranties regarding such survey or any measurements or depictions thereon.

  Objections. Buyer shall examine and, in Buyer’s sole and absolute discretion, make any title objections to the Title Commitment and/or Updated Survey (the “Title Objections”) within the Review Period, said Title Objections to be made in writing or deemed waived (such written notice of Buyer’s Title Objections to be hereinafter referred to as the “Notice of Objections”). Except as set forth below, the Title Company’s standard exceptions; liens and encumbrances for water charges, sewer rates, assessments and other governmental charges not delinquent subject to proration pursuant to the terms of this Agreement; building and zoning laws, ordinances, state and federal regulations; building codes, entitlements and other land use regulations promulgated by any governmental authority including environmental laws, or any nonconformity or violation of the Property therewith or thereof; restrictions relating to use and/or improvement of the Property; reservations of mineral rights; easements of record; lien for current real property taxes and assessments; survey exceptions; the rights of parties in possession pursuant to the Lease; and any title exception disclosed by the Title Commitment or Buyer’s survey and not listed in such Notice of Objections shall be deemed a “Permitted Title Exception(s)” under this Agreement.

If Seller shall fail to cure (or commence to cure) or eliminate all the Title Objections listed in the Notice of Objections within fifteen (15) days after receipt of the Notice of Objections (the “Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the Title Objection(s) not cured (in which case such title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement, in which event the Earnest Money shall be refunded to Buyer within two (2) business days.

In the event that Seller agrees to cure a Title Objection and commences such cure, but the same cannot be cured within the Title Cure Period, the Buyer may, by written notice to Seller, preserve such Title Objection such that the cure of such Title Objection shall be a condition precedent to Buyer’s obligation to close. Buyer shall elect to either accept the Property subject to the Permitted Title Exceptions or terminate the Agreement by written notice to Seller delivered within three (3) business days following the end of the Title Cure Period, and the failure to deliver such election notice shall constitute an election to proceed under clause (a) above. Any mortgage, security deed, lien, lis pendens, judgment, or other claim in a liquidated amount incurred by Seller during Seller’s ownership of the Property and which constitutes an exception to the title to the Property shall not in any event be a Permitted Title Exception hereunder, but such claim shall be paid or satisfied out of the sums payable by Buyer at Closing, and the proceeds of sale payable to Seller shall be reduced accordingly; provided that such claim must have arisen directly from the acts or omissions of Seller, and not those of the Tenant.

At any time after the Effective Date of this Agreement and prior to Closing, Buyer shall have the right to notify Seller of any additional title exception which first appears of record after the effective date of the Title Commitment, or otherwise becomes known to Buyer. Buyer shall be allowed three (3) business days after notice of such additional title exception for examination and the making of any new Title Objections thereto by written notice to Seller (“Notice of New Objections”). Except as set forth herein, any title exception disclosed to Buyer and not listed in such Notice of New Objections shall be deemed a Permitted Title Exception. If Seller shall fail to cure (or commence to cure) or eliminate all the new Title Objections listed in the Notice of New Objections within ten (10) business days after receipt of the Notice of New Objections (the “Second Title Cure Period”), then Buyer may elect either to: (a) accept the Property subject to the new title exception(s) not cured (in which case such new title exception(s) shall become a Permitted Title Exception(s) hereunder), or (b) terminate this Agreement, in which event the Earnest Money Deposit shall be refunded to Buyer.

  Closing Costs. Seller shall pay any title search and exam fees for preparation of the Title Commitment and the premium for issuance of an Owner’s Title Insurance Policy in the amount of the Purchase Price to Buyer. Seller shall pay all transfer taxes (state, county, and municipal, as applicable). Seller’s broker is CBRE and Buyer’s broker is SVN Commercial Real Estate. Seller shall pay the brokerage commissions per separate agreement. Except as set forth above, both parties represent to the other that they have not been represented by a broker, and agree to hold the other harmless from any claim of brokerage commission by, through, or as a result of representation of the other party.

  Buyer shall pay the full cost of any endorsements to the Owner’s Title Insurance Policy and the cost of any Loan Title Insurance Policy as well as any endorsements to the Loan Title Insurance Policy, and the full cost of any extended coverage as Buyer may require for such policies. Buyer will pay the cost of updating any of Seller’s Materials, including the cost of the Updated Survey to be ordered by Buyer as set forth in Section 10 above. Buyer shall pay all costs of its lender, recordation of the Deed, Mortgage or Deed of Trust if any, and any registration taxes or fees payable due to Buyer’s purchase money financing.

  Buyer and Seller will split all escrow and closing fees equally. Each party shall pay its own attorney’s fees and costs to document and close this transaction.

  Real Estate Taxes, Special Assessments and Prorations. The responsibility for all real property taxes for the current tax period and all expenses (including but not limited to common area maintenance expenses and fees), if any, that are the responsibility of Seller, shall be prorated between Buyer and Seller as of the Closing Date.

All income and all operating expenses from the Property actually required to be paid by Seller under the Lease, if any, shall be prorated between the parties and adjusted by them as of the Closing Date. Seller shall be entitled to all income earned, and shall be responsible for all expenses incurred and not contractually required to be paid by Tenant under the Lease, prior to the Closing Date. Buyer shall be entitled to all income earned, and shall be responsible for all operating expenses of the Property incurred and required to be paid as landlord under the Lease, on and after the Closing Date. There are no security deposits under the Lease.

  Seller’s Representations and Agreements.
    Seller represents and warrants as of this date that:
      The Lease constitutes the sole agreement with respect to the right of any person or entity to occupy the Property.
      Seller has marketable title to the Property.
      Seller has a requisite power and authority to enter into this Agreement and to perform the Seller obligations hereunder. The persons executing this Agreement on behalf of Seller have been duly authorized to act on behalf of and to bind Seller, and this Agreement represents a valid and binding obligation of Seller.
      Performance of this Agreement by Seller and the transaction contemplated hereunder are not prohibited or restricted by the terms of any Seller organizational documents, or any contract to which Seller is a party.
      There are no service, supply, maintenance, leasing or management agreements, or other similar agreements (or any amendments, modifications, extensions, or supplements thereto), oral or written, with the City of Aurora, county, other governmental agencies or any other party to which Seller is a party.
      Seller has not received written notice of any threatened or pending eminent domain or condemnation action from any governmental entity affecting any of the Property. Seller has not made an application for changes in the zoning affecting the Property. There is no legal action, of any kind or character whatsoever affecting the Property or, to the best of Seller’s knowledge, presently contemplated which will in any manner affect the Property.

      Neither Seller nor any person or entity that directly or indirectly (a) controls Seller or (b) has an ownership interest in Seller of 10% or more, appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

    Violation of Laws. Seller and the agents and employees of Seller have no knowledge and have received no notices from any city, village, county or other governmental authority of violations with reference to the Property of any part thereof, including, without limitation, violations of zoning, building, conservation, environmental, fire or health codes, that have not been heretofore corrected.

    Provided that Buyer performs its obligations as required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Seller after the Closing Date without Buyer’s prior consent, which will not be unreasonably withheld or delayed.

    These representations and warranties shall be deemed to be made at the Closing and shall survive the Closing for a period of six (6) months.

    Disclosures.

  Buyer acknowledges that, having been given the opportunity to inspect the Property, Buyer is relying solely on its own investigation of the Property and not on any representations or information provided by Seller or to be provided by Seller, except as set forth herein. Buyer agrees that Buyer is purchasing the Property in its present condition, and Seller has no obligations to construct or repair any Improvements thereon or to perform any other act regarding the Property. Buyer further acknowledges that the information provided, or to be provided, by Seller with respect to the Property was obtained from a variety of sources and Seller has not (a) made independent investigation or verification of such information, and (b) makes no representations as to the accuracy or completeness of such information, except as herein set forth. The sale of the Property as provided for herein is made on an “as-is, where-is” basis and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, suitability for lease, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property. Seller makes no representations of any sort that ownership of the Property will result in a profit to Buyer.

  Buyer acknowledges that Seller cannot, and does not, make any representation as to (i) the success, or lack thereof, of the Property or continuation of the Lease post-Closing, or (ii) the appropriateness of purchasing the Property for the Buyer’s individual tax or financial situation or tax or financial objectives. Buyer acknowledges that it is relying solely upon its own examination of the Property and all facts surrounding the purchase of the Property including the merits and risks involved therein.

  The parties agree that the provisions of this Section 15 shall survive the Closing Date for a period of three (3) months (“Survival Period”).

    Closing.
      On or before the Closing Date, Seller will deposit into escrow an executed Special Warranty Deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying marketable title of the Property to Buyer, subject to the Permitted Title Exceptions provided herein.
      On or before the Closing Date, Buyer will deposit into escrow the balance of the Purchase Price when required hereunder and any additional funds required of Buyer (pursuant to this Agreement or any other agreement executed by Buyer) to close escrow; provided, however, if the deposit is to be made on the Closing Date it shall be funded by Buyer at least two (2) hours prior to any funding deadline of the Title Company to allow for delivery of funds to Seller on the Closing Date. Both parties will deliver to the Title Company any other documents reasonably required by the Title Company to close escrow.
      On or before the Closing Date, Seller and Buyer will deliver or cause to be delivered to Escrow Agent an Assignment and Assumption of Lease, duly executed and acknowledged by Seller and Buyer, assigning all of Seller’s interest in, to, and under the Lease to Buyer.
      Prior to the Closing Date, Seller will deposit into escrow a notice to Tenant of the sale of the Property to Buyer and of the Assignment and Assumption of Lease, such notice to be delivered by the Title Company to Tenant upon Closing.
      On the Closing Date, if escrow is ready to close, the Title Company will: record the deed in the official records of the county where the Property is located; cause the Title Company to commit to issue the title policy; immediately deliver to Seller the portion of the Purchase Price deposited into escrow by cashier’s check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the Title Company’s certified combined Closing statement showing all charges to all parties and take all other actions necessary to close escrow.

    Defaults. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BY REASON OF A DEFAULT OF BUYER UNDER THIS AGREEMENT, THE EARNEST MONEY (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON AFTER NEGOTIATION AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AGAINST BUYER IN THE EVENT THE CLOSING DOES NOT OCCUR BY REASON OF BUYER’S DEFAULT. BUYER AND SELLER ACKNOWLEDGE

  THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISIONS COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL OR HAD THE OPPORTUNITY TO SEEK COUNSEL TO UNDERSTAND THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

  IF SELLER SHALL DEFAULT HEREUNDER, THEN BUYER MAY (1) TERMINATE THIS AGREEMENT, WHEREUPON THE EARNEST MONEY SHALL BE RETURNED TO BUYER (TOGETHER WITH ALL INTEREST, IF ANY, EARNED THEREON) AND SELLER SHALL PAY TO BUYER ADDITIONAL DAMAGES FOR ANY OF BUYER’S ATTORNEY’S FEES OR COSTS INCURRED IN AN AMOUNT WHICH SHALL NOT EXCEED $10,000, PROVIDED THAT BUYER IS NOT IN DEFAULT HEREUNDER, OR (2) IN LIEU THEREOF, BUYER MAY PURSUE A SUIT FOR SPECIFIC PERFORMANCE OF THIS AGREEMENT TO BE COMMENCED WITHIN THIRTY (30) DAYS OF THE ALLEGED DEFAULT WITHOUT INCLUSION OF ANY ADDITIONAL DAMAGES OWING BY SELLER AND SELLER SHALL HAVE NO LIABILITY FOR ANY OF BUYER’S ATTORNEY’S FEES OR COSTS; EITHER OF WHICH (1) OR (2) SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT, AT LAW OR IN EQUITY AS A RESULT OF SUCH DEFAULT, EXCEPT THAT IF PURCHASER DISCOVERS A BREACH OF SELLER’S REPRESENTATIONS, WARRANTIES OR COVENANTS SET FORTH IN SECTION 14 OF THIS AGREEMENT AND DELIVERS WRITTEN NOTICE TO SELLER OF SUCH BREACH OF A REPRESENTATION OR WARRANTY DURING THE SURVIVAL PERIOD, THEN, IN LIEU OF THE REMEDIES SET FORTH IN THIS SECTION 17, PURCHASER SHALL HAVE THE RIGHT TO PURSUE ALL REMEDIES AVAILABLE AT LAW OR IN EQUITY. BUYER HEREBY EXPRESSLY WAIVES, RELINQUISHES AND RELEASES ANY OTHER RIGHT OR REMEDY AVAILABLE TO IT AT LAW, IN EQUITY OR OTHERWISE BY REASON OF SELLER’S INABILITY OR FAILURE TO PERFORM ITS OBLIGATIONS. FURTHER, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED ELSEWHERE HEREIN, IN THE EVENT THE CLOSING HEREUNDER IS CONSUMMATED, SELLER SHALL NOT HAVE ANY PAST, PRESENT OR FUTURE LIABILITY FOR ANY CLAIM FOR ANY BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY OF SELLER UNDER THIS AGREEMENT, OR UNDER ANY CLOSING DOCUMENT, WHICH IS ASSERTED BY BUYER AFTER THE CLOSING, AND SHALL NOT BE ACTIONABLE OR PAYABLE REGARDLESS OF WHETHER ANY SUCH LIABILITY ARISES FROM THE ACTUAL OR ALLEGED NEGLIGENT OR WILLFUL ACT OR OMISSION OF SELLER OR ANY RELATED ENTITY; PROVIDED, HOWEVER, TO THE EXTENT BUYER MAKES SUCH CLAIMS OR ALLEGES SUCH LIABILITIES AGAINST SELLER EACH OF THE FOLLOWING CONDITIONS SHALL BE SATISFIED IN ADVANCE: (I) THE BREACH IN QUESTION RESULTS FROM OR IS BASED ON A CONDITION, STATE OF FACTS OR OTHER MATTER WHICH WAS NOT KNOWN TO BUYER PRIOR TO THE CLOSING, AND
  (II) WRITTEN NOTICE CONTAINING A DESCRIPTION OF THE SPECIFIC NATURE OF SUCH BREACH OR LIABILITY SHALL HAVE BEEN GIVEN BY BUYER TO SELLER PRIOR TO THE EXPIRATION OF THE SURVIVAL PERIOD OF THREE MONTHS, AND
  (III) AN ACTION SHALL HAVE BEEN COMMENCED BY BUYER AGAINST SELLER WITHIN THIRTY (30) DAYS AFTER THE TERMINATION OF THE SURVIVAL PERIOD OF  THREE  MONTHS;  AND  FURTHER  PROVIDED  AND  NOTWITHSTANDING

  ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, THE AGGREGATE LIABILITY OF SELLER AND ANY SELLER PARTIES ARISING DIRECTLY OR INDIRECTLY PURSUANT TO OR IN CONNECTION WITH THE REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED) OF SELLER UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS SHALL BE LIMITED TO TEN PERCENT (10%) OF THE PURCHASE PRICE (THE “CAP”). THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING INDEFINITELY.

    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
      In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing Date, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.
      Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.
      To Buyer’s knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (i) any applicable provisions of law, (ii) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

    Damages, Destruction and Eminent Domain.
      If, prior to the Closing Date, the Property or any part thereof be destroyed or further damaged by fire, the elements, or any cause, due to events occurring subsequent to the date of this Agreement to the extent that the cost of repair exceeds $10,000.00, this Agreement shall become null and void, at Buyer’s option exercised, if at all, by written notice to Seller within ten (10) days after Buyer has received written notice from Seller of said destruction or damage. Seller, however, shall have the right to adjust or settle any insured loss until (i) all contingencies set forth herein have been satisfied, or waived; and
  (ii) any ten-day period provided for above in this Subsection 19(a) for Buyer to elect to terminate this Agreement has expired or Buyer has, by written notice to Seller, waived Buyer’s right to terminate this Agreement. If Buyer elects to proceed and to consummate the purchase despite said damage or destruction, there shall be no reduction in or abatement of the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to all insurance proceeds (pro-rata in relation to the Property) resulting from said damage or destruction to the extent that the same are payable with respect to damage to the Property, subject to rights of any Tenant of the Property.

    If the cost of repair is less than $10,000.00, Seller shall have the repair completed prior to Closing or, if the repair cannot be completed prior to Closing, the Seller shall credit Buyer for the cost of the repairs. Buyer shall then be obligated to otherwise perform hereunder.
    If, prior to the Closing Date, the Property, or any part thereof, is taken by eminent domain, this Agreement shall become null and void at Buyer’s option. If Buyer elects to proceed to consummate the purchase despite said taking, there shall be no reduction in, or abatement of, the Purchase Price, and Seller shall assign to Buyer the Seller’s right, title, and interest in and to any award made, or to be made, in the condemnation proceeding pro-rata in relation to the Property, subject to rights of any Tenant of the Property.
    In the event that this Agreement is terminated by Buyer pursuant to this Agreement, the Earnest Money shall be immediately returned to Buyer after execution by Buyer of such documents reasonably requested by Seller to evidence the termination hereof.
    1031 Exchange. Seller shall reasonably cooperate with Buyer, at no additional cost, obligation, or liability of Seller if Buyer intends to structure this transaction as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code, as amended.
    Cancellation. If any party elects to cancel this Agreement because of any breach by another party or because escrow fails to close by the agreed date, the party electing to cancel shall deliver to Escrow Agent a notice containing the address of the party in breach and stating that this Agreement shall be cancelled unless the breach is cured within three (3) days following the delivery of the notice to the breaching party. Within three (3) days after receipt of such notice, the Escrow Agent shall send it by a nationally recognized courier service guaranteeing overnight delivery to the party in breach at the address contained in the notice and no further notice shall be required. If the breach is not cured within three (3) days following the delivery of the notice to the breaching party, this Agreement shall be cancelled.
    Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original, and all of which shall constitute one and the same instrument. Any person may rely upon a photocopy, facsimile, or electronically transmitted signature (e.g. DocuSign) to this Agreement.
    Expiration. Buyer is submitting this offer by signing a copy of this Agreement and delivering it to Seller, and Seller has five (5) days from receipt hereof within which to accept this offer. When executed by both parties, this Agreement will be a binding agreement for valid and sufficient consideration which will bind and benefit Buyer, Seller, and their respective successors and assigns.
    Choice of Law. This Agreement shall be governed by, and construed in accordance with the laws of the state in which the Property is located.

    Notices. All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or by electronic mail to the respective email address set forth below, or to such other address as such party may hereafter designate by written notice to the other party. Refusal, rejection, or return of any notice otherwise properly delivered as set forth herein shall be deemed to constitute delivery of such notice. Notice given in accordance herewith shall be deemed effectively given upon delivery to the address of the addressee.

  If to Seller:
  AEI Income & Growth Fund 25, LLC 1300 Wells Fargo Place
  30 East Seventh Street St. Paul, MN 55101
  Attn: Asset Management
  Email: assetmanagement@aeifunds.com

  With a copy to:                       Grabarski Law PLLC

  2233 Hamline Avenue North Suite 412
  Roseville, MN 55113
  Attn: Jodie Leigh Grabarski
  Email: JGrabarski@GrabarskiLawPLLC.com and AJakkola@GrabarskiLawPLLC.com

  If to Buyer:
  Opus Real Estate LLC 2143 Feldott Lane
  Naperville, IL 60540 Attn: Basharat A. Laghari
  Email: blaghari@gmail.com

  With a copy to:
  Griffin Williams McMahon & Walsh LLP 21 N. Fourth Street
  Geneva, IL 60134 Attn: Kristin N. Suchy
  Email: ksuchy@gwmwlaw.com

    Miscellaneous.
      This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney’s fees and costs actually incurred.
      This is an integrated agreement containing all agreements of the parties about the Property and the other matters described and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.
      If this escrow has not closed by the Closing Date through no fault of Seller, Seller may, at its election, extend the Closing Date or exercise any remedy available to it by law, including terminating this Agreement.
      Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier’s checks or wire transfers, subject to the Title Company’s requirements.
      Buyer shall have the right to assign this Agreement at Closing to any entity or entities affiliated with or related to Buyer without the consent of Seller (provided that Buyer shall notify Seller at least five (5) days prior to Closing to allow the parties to modify the Closing documentation accordingly). Other than the foregoing, Buyer shall not be entitled to assign any of its right, title, and interest herein without Seller’s prior consent. Any assignee shall expressly assume all of Buyer’s duties, obligations, and liabilities hereunder, and Buyer shall not be released from any of its obligations hereunder.
      Whenever the last day for the exercise of any right or the discharge of any obligation under this Agreement shall fall upon a Saturday, Sunday, or any public or legal holiday, the party having such right or obligation shall have until 5:00 p.m. (Central Time)

  on the next succeeding regular business day to exercise such right or discharge such obligation. Time is of the essence of this Agreement.

    The invalidity or unenforceability of any provision hereof shall not affect or impair any other provisions hereof.

    All of the provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

    No failure to strictly enforce any provision hereof shall be deemed to be a waiver of any other provision hereof or of any subsequent breach by the other party of the same or any other provision.

    This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement. Each counterpart shall be deemed an original hereof notwithstanding less than all of the parties may have executed it. All facsimile and emailed executions shall be treated as originals for all purposes.

    All parties agree to sign any and all further documents reasonably necessary to implement the terms hereof.

  [SIGNATURES PAGES FOLLOW]

  IN WITNESS WHEREOF, the Seller and Buyer have executed this Purchase and Sale Agreement to be effective as of the Effective Date.

  SELLER:

  AEI INCOME & GROWTH FUND 25, LLC
  a Delaware limited liability company

  By:
  AEI Fund Management XXI, Inc. a Minnesota corporation
  Its:
  Manager

    By:/s/ Marni Nygard

  Name: Marni Nygard
  Title: President

  Date:  10/01/2025

  BUYER:

  OPUS REAL ESTATE LLC
  an Illinois limited liability company

  By: /s/ Basharat Laghari

  Name: Basharat A. Laghari
  Title: Manager

  Date:
  09/30/2025

  Exhibit A
  (Legal Description)

  Real property in the City of Aurora, County of Du Page, State of Illinois, described as follows: Parcel 1:
  Lot 1 in Meridian Business Campus Phase 2 Unit 8, being a Subdivision in Section 16, Township 38 North, Range 9, East of the Third Principal Meridian, according to the Plat thereof recorded October 30, 1998 as Document R98-226549, in Du Page County, Illinois.
  Parcel 2:
  Easement for the benefit of Parcel 1 as created by Declaration of Covenants, Conditions and Restrictions recorded January 6, 1999 as Document R99-002872 made by MBC Partners, LP. for access between the adjoining lots and public highways as shown as 32 foot ingress and egress easement on the Plat attached thereto as Exhibit B.

  Exhibit B
  (Seller’s Materials)

  The following Seller’s Materials will, at minimum, be provided by Seller, to the extent such items exist in Seller’s possession:

    A copy of Seller’s existing Owner’s Title Policy for the Property, with copies of underlying documents in Seller’s possession;

    A copy of Seller’s existing as-built ALTA survey of the Property;

    A complete copy of the Lease, and any amendments thereto, including but not limited to guaranties, amendments, assignments of lease, letter agreements, commencement agreements, any memorandum of leases; any rent roll;

    A copy of Seller’s existing Phase I Environmental Site Assessment report;

    A copy of the Owner’s and the Tenant’s existing insurance certificate(s) for the Property;

    A copy of the Certificate of Occupancy from the governing municipality;

    A copy of any zoning reports from the governing municipality;

    Copies of the existing final building plans and specifications for the improvements;

    A copy of real estate tax statements for the Property.

    A copy of any existing warranties applicable to the Property, in Seller’s possession if any, including but not limited to warranties related to all roof components and all HVAC components.

    The past two calendar years’ of repair and maintenance expenses applicable to the Property;
    Copies of any service, supply, maintenance, leasing or management agreements, or other similar agreements (or any amendments, modifications, extensions, or supplements thereto) to which Seller is a party;
    Copies of any reciprocal easement agreements and other land use agreements applicable to the Property; and,
    Any and all other documents in Seller’s possession pertaining to the Property.
    A statement showing the transactional credits by Tenant to Buyer if any.